                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


                                 March 1, 1999
                                 -------------
                Date of Report (Date of earliest event reported)


                           ROGUE WAVE SOFTWARE, INC.
                           -------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                        0-28900                  93-1064214
--------------------------------------------------------------------------------
(State or other jurisdiction          (Commission             (I.R.S. Employer
    of incorporation)                 File Number)           Identification No.)


                             5500 Flatiron Parkway
                               Boulder, CO 80301
                               -----------------
                   (Address of principal executive offices)


                                 (303) 473-9118
                                 --------------
              (Registrant's telephone number, including area code)

The undersigned registrant hereby amends its Form 8-K dated March 1, 1999 and filed on March 9, 1999 by adding Items 7(a) and 7(b). Form 8-K originally stated the

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(A) AUDITED FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

Pages 2 to 17 contain the audited balance sheets of NobleNet, Inc. at September 30, 1998 and 1997 and the statements of operations and cash flows for each of the three years in the period ended September 30, 1998.

(B) UNAUDITED INTERIM FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

Pages 18 to 22 contain the unaudited balance sheet of NobleNet, Inc. at December 31, 1998 and the statements of operations and cash flows for the three months ended December 31, 1998 and 1997.

(C) PRO FORMA FINANCIAL INFORMATION

Pages 22 to 26 contain Unaudited Pro Forma Condensed Consolidated Financial Information of Rogue Wave Software, Inc. and its subsidiaries which reflect the acquisition of NobleNet, Inc.

(D) EXHIBITS

Page 27

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGUE WAVE SOFTWARE, INC.

Dated:  May 13, 1999      By: /s/ Michael Scally
        ------------      ----------------------

 Michael Scally
 President and Chief Executive Officer

(A) FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

To the Board of Directors and Stockholders of NobleNet, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of NobleNet, Inc. at September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP



Boston, Massachusetts
March 31, 1999

                                 NOBLENET, INC.

                                 BALANCE SHEETS

                                                                                                      September 30
                                                                                         ---------------------------------------
                                        ASSETS                                                 1998                  1997
                                                                                               ----                  ----
Current assets:
 Cash.................................................................................        $ 1,932,679           $   784,437
 Accounts receivable, net of allowance for doubtful accounts of $30,000
  and $16,000 at September 30, 1998 and 1997, respectively............................            272,467               423,948
 Prepaid expenses and other current assets............................................             42,633                 4,450
 Income taxes receivable..............................................................              1,560                73,099
                                                                                          ---------------    ------------------
  Total current assets................................................................          2,249,339             1,285,934
                                                                                          ---------------    ------------------
Property and equipment, net (Note D)..................................................            490,413               334,371
Other assets..........................................................................              6,388                 9,538
                                                                                          ---------------    ------------------
  Total assets........................................................................        $ 2,746,140           $ 1,629,843
                                                                                          ===============    ==================

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Accounts payable.....................................................................            248,652               369,030
 Accrued expenses (Note E)............................................................            281,136               326,986
 Deferred revenue.....................................................................            389,902               492,089
 Loans payable (Note G)...............................................................              3,652             1,505,022
 Current portion of capital lease obligations.........................................              1,113                 8,507
                                                                                          ---------------    ------------------
  Total current liabilities...........................................................            924,455             2,701,634
Loans payable, net of current portion.................................................                 --                 3,652
Capital lease obligations, net of current portion (Note K)............................                 --                 1,657
Commitments (Note K)
Series A redeemable, convertible preferred stock, $.01 par value; 6,120,000 shares authorized; 5,795,000 shares issued and outstanding (liquidation
value of $7,620,291) (Note H).........................................................          7,143,517                    --
Stockholders' deficit:
 Common stock, $.01 par value; 13,000,000 and 10,000,000 shares authorized; 4,267,185 and 4,175,185 shares issued and outstanding
  at September 30, 1998 and 1997, respectively (Note I)...............................             42,672                41,752
 Additional paid-in capital...........................................................                 --                75,775
 Accumulated deficit..................................................................         (5,364,504)           (1,194,627)
                                                                                          ---------------    ------------------
  Total stockholders' deficit.........................................................         (5,321,832)           (1,077,100)
                                                                                          ---------------    ------------------
  Total liabilities and stockholders' deficit.........................................        $ 2,746,140           $ 1,629,843
                                                                                          ===============    ==================



    The accompanying notes are an integral part of the financial statements.

                                 NOBLENET, INC.

                            STATEMENTS OF OPERATIONS


                                                                                           September 30,
                                                                    -----------------------------------------------------------
                                                                          1998                  1997                 1996
                                                                          ----                  ----                 ----
Revenue:
 Product...................................................             $ 1,183,555           $ 2,582,329           $2,439,102
 Services..................................................               1,030,706             1,264,297              741,341
                                                                    ---------------     -----------------     ----------------
  Total revenue............................................               2,214,261             3,846,626            3,180,443
                                                                    ---------------     -----------------     ----------------

Cost of Revenue:
 Product...................................................                 231,407               622,806              310,944
 Services..................................................                 291,050               156,515               98,824
                                                                    ---------------     -----------------     ----------------
  Total cost of revenue....................................                 522,457               799,321              409,768
                                                                    ---------------     -----------------     ----------------
  Gross profit.............................................               1,691,804             3,067,305            2,770,675

Operating expenses:
 Research and development..................................               2,535,207             1,471,692              691,766
 Selling and marketing.....................................               2,308,528             2,074,728            1,904,320
 General and administrative................................                 709,181               608,231              520,183
                                                                    ---------------     -----------------     ----------------
  Total operating expenses.................................               5,552,916             4,154,651            3,116,269
                                                                    ---------------     -----------------     ----------------

Loss from operations.......................................              (3,861,112)           (1,087,346)            (345,594)
 Interest income (expense), net............................                  43,923               (58,939)             (19,623)
                                                                    ---------------     -----------------     ----------------
  Loss from operations before income taxes.................              (3,817,189)           (1,146,285)            (365,217)
                                                                    ---------------     -----------------     ----------------
Provision for (benefit from) income taxes..................                     456                48,851             (113,319)
                                                                    ---------------     -----------------     ----------------
  Net loss.................................................             $(3,817,645)          $(1,195,136)          $ (251,898)
                                                                    ===============     =================     ================

Accretion of preferred stock to redemption value...........                (436,910)                   --                   --
                                                                    ---------------     -----------------     ----------------
  Net loss to applicable common shareholders...............             $(4,254,555)          $(1,195,136)          $ (251,898)
                                                                    ===============     =================     ================

Net loss per common share-basic and diluted................                  $(1.01)               $(0.29)              $(0.07)
                                                                    ===============     =================     ================

Weighted average common shares used in computing net
 loss per share............................................               4,218,339             4,105,813            3,775,070
                                                                    ===============     =================     ================



    The accompanying notes are an integral part of the financial statements.

                                 NOBLENET, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

             for the years ended September 30, 1998, 1997 and 1996


                                                           Common
                                                           Stock                                                        Total
                                                         ----------                 Additional       Retained      Stockholders'
                                                           Shares      Par Value      Paid-In        Earnings          Equity
                                                           Issued       Amount        Capital       (Deficit)        (Deficit)
                                                         ----------    ---------    -----------    ------------    --------------

Balance, September 30, 1995............................   3,451,140      $34,511      $ 27,821     $   252,407       $   314,739
 Issuance of common stock under stock option plan......     504,735        5,048        22,658              --            27,706
 Issuance of common stock to officer...................      55,000          550        13,200              --            13,750
 Net loss..............................................          --           --            --        (251,898)         (251,898)
                                                       ------------    ---------    -----------    ------------    -------------

Balance, September 30, 1996............................   4,010,875       40,109        63,679             509           104,297
 Issuance of common stock under stock option plan......     164,310        1,643        12,096              --            13,739
 Net loss..............................................          --           --            --      (1,195,136)       (1,195,136)
                                                       ------------    ---------    -----------    ------------    -------------

Balance, September 30, 1997............................   4,175,185       41,752        75,775      (1,194,627)       (1,077,100)
 Issuance of common stock under stock option plan......      92,000          920         8,903              --             9,823
 Net loss..............................................          --           --            --      (3,817,645)       (3,817,645)

 Accretion of preferred stock to redemption value......          --           --       (84,678)       (352,232)         (436,910)
                                                       ------------    ---------    -----------    ------------    -------------

Balance, September 30, 1998............................   4,267,185      $42,672    $      --      $(5,364,504)      $(5,321,832)
                                                       ============    =========    ===========    ============    =============




    The accompanying notes are an integral part of the financial statements.

                                 NOBLENET, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                                  September 30,
                                                                                                 --------------
                                                                                  1998                  1997               1996
                                                                                  ----                  ----               ----
Cash flows from operating activities:
 Net loss................................................................       $(3,817,645)          $(1,195,136)        $(251,898)
 Adjustments to reconcile net loss to net cash provided by
 (used in) operating activities:
  Depreciation and amortization..........................................           161,180                82,093            55,786
  Provision for bad debts................................................            14,000                 5,000             8,000
  Stock compensation expense.............................................                --                    --            13,750
  Deferred tax provision.................................................                --                    --             5,580
  Changes in operating assets and liabilities:
   Accounts receivable...................................................           137,481               434,730          (127,234)
   Prepaid expenses and other assets.....................................           (35,033)               42,599           (14,223)
   Accounts payable and accrued expenses.................................          (122,228)              121,652           316,829
   Deferred revenue......................................................          (102,187)              (32,551)          215,482
   Income taxes receivable/payable.......................................            71,539                (8,402)         (168,158)
                                                                               ------------          ------------     -------------
     Net cash provided by (used in) operating activities.................        (3,692,893)             (550,015)           53,914
                                                                               ------------          ------------     -------------
Cash flows from investing activities:
 Purchase of equipment...................................................          (317,222)             (226,715)          (93,339)
                                                                               ------------          ------------     -------------
  Net cash used in investing activities..................................          (317,222)             (226,715)          (93,339)
                                                                               ------------          ------------     -------------
Cash flow from financing activities:
 Proceeds from preferred stock issued....................................         6,662,607                    --                --
 Proceeds from common stock issued under stock option plan...............             9,823                13,739            27,716
 Proceeds from loan payable..............................................                --             1,500,000                --
 Payments on loan payable................................................        (1,505,022)               (4,524)           (4,076)
                                                                               ------------          ------------     -------------
 Payments of capital lease obligations...................................            (9,051)              (16,857)          (22,039)
                                                                               ------------          ------------     -------------
  Net cash provided by financing activities..............................         5,158,357             1,492,358             1,601
                                                                               ------------          ------------     -------------
   Net increase (decrease) in cash.......................................         1,148,242               715,628           (37,824)
Cash at beginning of year................................................           784,437                68,809           106,633
                                                                               ------------          ------------     -------------
Cash at end of year......................................................       $ 1,932,679           $   784,437        $   68,809
                                                                               ============          ============     =============

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
  Interest...............................................................       $    66,367           $    58,939         $   9,019
  Income taxes...........................................................                --                58,360            15,000

Non-cash investing and financing activities:
 Equipment acquired under capital lease..................................                --                    --            15,703
Preferred stock issued for professional services rendered................            44,000                    --                --
Accretion of preferred stock to redemption value.........................           436,910                    --                --

    The accompanying notes are an integral part of the financial statements.

                                  NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

A.  Nature of Business:
    ------------------

     NobleNet, Inc. ("NobleNet") was founded in 1991 and is incorporated in the State of Delaware. The Company develops and markets software products that allow existing information technology (IT) systems to communicate and interoperate across corporate networks and the Internet. NobleNet's products are patented, and are installed at corporate end-users and independent software vendors worldwide. NobleNet's products are used to build sophisticated, enterprise-wide, distributed applications that run on more than forty platforms.

B.   Significant Accounting Policies:
     -------------------------------

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Presentation

  Certain amounts reported in prior years have been reclassified to conform with the current year presentation.

Revenue Recognition

  Revenue is recognized from the license of software upon shipment and receipt of the customer's written order provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Service revenue includes revenue from support, training, and consulting. Payments received in advance for support contracts are initially recorded as deferred revenue and are recognized ratably over the term of the contract, typically one year. Revenue from training and consulting is recognized as the services are performed. License revenue includes revenues under a distributor agreement which are recorded upon notification of shipment.

Cash Equivalents

  The Company considers all short-term investments, which consists of money market investments, with original maturities of less than 90 days to be cash equivalents.

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

Property and Equipment

  Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are depreciated over their estimated useful lives or the term of the lease, whichever is shorter. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the respective accounts, and any related gain or loss is reflected in results of operations. Repair and maintenance costs are expensed as incurred.

Research and Development and Software Development Costs

  Costs related to research, design, and development of computer software are charged to expense as incurred. Software development costs incurred subsequent to the establishment of technological feasibility through the point at which the product is ready for general release are capitalized and amortized to cost of sales against the related revenue. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been immaterial.

Income Taxes

  Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Risks and Uncertainties

  The Company is subject to risks common to companies in the high technology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, and protection of proprietary technology.

Concentrations of Credit Risk

  The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the varied customer base dispersed across various industries and geographic locations. The Company generally does not require collateral; however, the Company provides for estimates of losses on trade receivables. The Company has not incurred significant losses on its trade receivables.

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

Advertising

  NobleNet expenses advertising costs as incurred. Advertising expense for the years ended 1998, 1997, and 1996 was $197,144, $162,116, and $122,265,
respectively.

New Accounting Pronouncements

  In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and the display of comprehensive income and its components (revenue, expenses, gains, and losses). During 1997, the FASB also issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company will adopt SFAS No. 130 and SFAS No. 131 in fiscal 1999 and does not expect that the adoptions will have a material impact on the financial statements.


C.   Net Loss Per Share:
     ------------------

                                                           For Year Ended September 30,
                                                      ---------------------------------------
                                                          1998          1997         1996
                                                      ------------  ------------  -----------
     Basic and diluted:
      Net loss applicable to common stockholders      $(4,254,555)  $(1,195,136)  $ (251,898)
      Weighted average common shares                    4,218,339     4,105,813    3,775,070

     Net loss per common share - basic and diluted    $     (1.01)  $     (0.29)  $    (0.07)

     Options to purchase shares of NobleNet's common stock totaling 1,619,292, 930,010 and 1,192,990 at September 30, 1998, 1997, and 1996, respectively, preferred stock purchase warrants totaling 80,000 and common stock warrants totaling 60,000, at September 30, 1998 were outstanding but were not included in the computations of diluted earnings per share as the inclusion of these shares would have been anti-dilutive.

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

D.   Property and Equipment:
     ----------------------

     Property and equipment consist of the following at September 30:

                                           1998        1997
                                        ----------  ----------
     Computer equipment                 $ 496,238   $ 307,136
     Computer software                    172,395     103,795
     Furniture and equipment               56,987      55,511
     Leasehold improvements                75,168      52,119
                                        ---------   ---------
                                          800,788     518,561
     Less:  accumulated depreciation     (310,375)   (184,190)
                                        ---------   ---------
     Property and equipment, net        $ 490,413   $ 334,371
                                        =========   =========

   During fiscal year 1998, the Company retired $34,995 in fixed assets which consisted primarily of fully depreciated obsolete items. Computer equipment and furniture and equipment under capital leases included in property and equipment amounted to $15,703 and $70,082 at September 30, 1998 and 1997, respectively. Accumulated amortization related to assets under capital leases was $11,181 and $49,832 at September 30, 1998 and 1997, respectively.


E.   Accrued Expenses:
     ----------------

     Accrued expenses consist of the following at September 30:

                                            1998      1997
                                          --------  --------
     Accrued payroll and payroll taxes              $ 22,294
     Accrued commissions                  $ 14,958    48,143
     Accrued vacation                       88,054    66,571
     Accrued penalties and interest             --    40,772
     Accrued professional services          94,185   100,237
     Accrued other                          83,939    48,969
                                          --------  --------
                                          $281,136  $326,986
                                          ========  ========

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

F.   Income Taxes:
     ------------

     The components of income tax provision (benefit) for the years ended September 30, 1998, 1997, and 1996 are as follows:

                                             1998       1997       1996
                                           ---------  ---------  ----------
Current provision (benefit):
       Federal                               $  --     $48,395    $(113,775)
       State                                   456         456          456
                                             -----     -------    ---------
                                               456      48,851     (113,319)
     Deferred provision (benefit)               --          --           --
                                             -----     -------    ---------
                                             $ 456     $48,851    $(113,319)
                                             =====     =======    =========

     At September 30, 1998, the Company has federal and state net operating loss carryforwards for income tax purposes of approximately $1,465,000 which begin to expire in 2018 and 2003, respectively. The Company also has available research and development credits for federal and state income tax purposes of approximately $186,000 and $154,000, respectively, which begin to expire in 2011. The net operating loss carryforwards and research and development credits represent the net deferred tax assets of the Company at September 30, 1998. A full valuation allowance has been provided due to the uncertainty of the realizability of these assets.

     Under Section 382 of the Internal Revenue Code, changes in the Company's ownership could limit the amount of the net operating loss and tax credit carryforwards which can be utilized by the Company.


G.   Loans Payable:
     -------------

     In May 1995, the Company entered into a loan agreement for the purchase of an automobile with an original principal balance of $18,541. Principal and interest, at an annual rate of 10.5%, are due monthly and the loan matures on May 22, 1999. Interest expense on the loan amounted to $580, $1,171, and $1,620 in the years ending September 30, 1998, 1997 and 1996, respectively. The loan is collateralized by the automobile. Future principal payments under the loan total $3,652, and are payable in 1999.

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

     In May 1997, the Company entered into a promissory note agreement with a bank (the "Bank Note") to borrow $1,500,000, with a maturity date of August 31, 1997. The Bank Note was collateralized by substantially all of the assets of the Company. Interest was initially charged at the bank's prime rate plus one percent, which was 9.5% at September 30, 1997.

     On February 5, 1998 the promissory note was paid in full.


H.   Redeemable Convertible Preferred Stock:
     --------------------------------------

Series A Convertible Preferred Stock

     In February 1998, NobleNet authorized 6,120,000 shares of Series A Redeemable Convertible Preferred Stock, $.01 par value, and issued an aggregate of 5,795,200 shares of Series A convertible preferred stock at $1.25 per share, for $7,200,000 in cash and $44,000 in professional services. Net proceeds to NobleNet, after deducting issuance costs, were $6,706,607.

     The relative rights and preferences of the preferred stock are as follows:

     The holders of preferred stock are entitled to receive dividends of $0.10 per share per annum, when and if declared by the Board of Directors. Dividends shall accrue whether or not they are declared, and shall be cumulative. The holders of preferred stock have liquidation preference to the holders of common stock, including any dividends declared or accrued but unpaid, subject to certain restrictions. Each holder of a share of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares can be converted.

     Each share of preferred stock shall be convertible, at the option of the holder, into the number of shares of common stock obtained by multiplying the number of preferred shares to be converted by $1.25 and dividing by the conversion price ($1.25 per share at September 30, 1998). Upon the issuance of shares of common stock at a price of at least $7.50 per share or in a public offering in which the gross proceeds are at least $15,000,000 each share of preferred stock shall be automatically converted into shares of common stock at the then effective conversion rate.

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

     Beginning on February 5, 2003 and on each of the first and second anniversary, the Company, upon the written request of a majority of the preferred stockholders, shall redeem the respective portion of the outstanding shares of preferred stock until all shares have been redeemed. The Company shall not be required on any redemption date to pay more than one half of its net income from the prior year. The portion of outstanding shares of preferred stock to be redeemed on the redemption or anniversary dates is one third in 2003, one half in 2004 and all in 2005. The redemption price shall be the preferred stock price ($1.25 per share) plus all accrued dividends, whether or not declared.

Warrants to Purchase Stock

     On February 5, 1998 warrants for the purchase of 80,000 shares of Series A preferred stock were issued to certain investors. These warrants have an exercise price of $1.25, are immediately exercisable and expire in February 2005. The warrants were determined to have an immaterial fair value.

     Additionally on February 5, 1998 warrants for the purchase of 60,000 shares of common stock were issued for certain professional services and transaction expenses. These warrants have exercise prices ranging from $1.00 to $1.25, are immediately exercisable, and have expiration dates in February 2003 and 2005. The warrants were determined to have an immaterial fair value.


I.   Stockholders' Equity (Deficit):
     -------------------------------

Common and Preferred Stock

     In February 1993, the Company was incorporated in Delaware and, under the terms of the original articles of incorporation, the initial capital stock of the Company represented 6,500,000 shares of common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. In September 1996, the stockholders of the Company approved an increase in the number of authorized shares of common and preferred stock to 10,000,000 and 1,000,000 shares, respectively. In February 1998, the stockholders of the Company approved a further increase in the number of authorized shares of common and preferred stock to 13,000,000 and 6,120,000 shares, respectively.

     In November 1995, the stockholders of the Company approved an amendment to the corporate bylaws to provide the Company with a right of first refusal to any proposed sale or transfer of the Company's outstanding capital stock for the price offered by the transferee or at a price agreed upon between the stockholder and the Company.

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

     In June 1996, the Board of Directors authorized the Company to repurchase common stock from former employees. No shares have been repurchased.


J.   Stock Option Plan:
     -----------------

     In February 1993, the Board of Directors approved the 1993 Stock Option Plan. 1,500,000 shares of common stock were initially approved for grant under the stock option plan. In January 1995, the number of shares approved for grant was increased to 2,500,000 and in September 1996, the number of shares was increased to 5,000,000. In March 1997, the number of shares approved for grant was decreased to 3,000,000. In August 1998, the number of shares approved for grant was further reduced to 1,715,185.

     On August 21, 1998, NobleNet adopted the 1998 Stock Incentive Plan for directors, officers, employees and consultants of NobleNet. A total of 1,284,815 shares of common stock were reserved for issuance under the 1998 plan. The Board of Directors increased shares reserved to 1,484,815 on September 2, 1998. These options vest over a five-year period, and expire over a period not to exceed ten years.

     After assessing the fair value of the Company's common stock, the Board of Directors, on August 21, 1998, determined that certain stock options held by employees of the Company had an exercise price significantly higher than the estimated fair value. As a result, such stock options were not providing the desired incentive to the employees. Such employees had their existing options canceled, to be replaced with new options, on a one for one basis, at an exercise price of $0.25 per share. This stock option repricing resulted in new options to purchase 1,134,000 shares of common stock. At the execution of the stock option repricing, the fair value of the Company's common stock was $0.25 per share and therefore no compensation charge was recorded.

     Under the terms of the stock option agreement, the Company may grant incentive or nonqualified stock options. Incentive stock options are granted at no less than 100% of the fair value of the common stock, as determined by the Board or Directors, at the time of the grant. Nonqualified options are granted at no less than the lesser of the book value per share of the common stock as of the end of the fiscal year immediately preceding the date or the grant, or 30% of the fair market value per share of common stock, at the date of the grant.

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

     Transactions during 1996, 1997 and 1998 related to stock options granted by NobleNet are as follows:


                                              Number       Option
                                             of Shares     Price
                                            -----------  ----------

       Outstanding at September 30, 1995     1,228,370   $     0.05
         Granted                               460,000    0.05-0.25
         Exercised                            (504,735)   0.05-0.00
         Canceled                             (253,625)   0.05-0.25
                                            ----------   ----------
       Outstanding at September 30, 1996       930,010   $0.05-0.25
         Granted                               570,990         1.00
         Exercised                            (164,310)   0.05-1.00
         Canceled                             (143,700)   0.05-1.00
                                            ----------   ----------
       Outstanding at September 30, 1997     1,192,990   $0.05-1.00
         Granted                             2,026,000    0.25-1.25
         Exercised                             (92,000)   0.05-0.25
         Canceled                           (1,507,698)   0.05-1.25
                                            ----------   ----------
       Outstanding at September 30, 1998     1,619,292   $0.05-0.25


     Stock options vest over various periods not exceeding five years. At September 30, 1998, 1997 and 1996, 500,420, 195,500 and 154,310 options were exercisable and 228,523, 1,807,010 and 3,139,115 were available for grant.

     In October 1995, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 is effective for the Company's financial statements for fiscal year 1997. SFAS 123 requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income (loss) in the notes to the financial statements. The Company adopted the disclosure provisions of SFAS 123 in 1997 and has applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. The application of SFAS 123 would not result in a significant difference from the reported net loss.

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS

     The weighted average fair value of options granted during 1998, 1997 and 1996 was $0.07, $0.27 and $0.09 per share, respectively. In calculating these pro forma disclosures, the fair value of each option grant in 1998, 1997 and 1996 has been estimated on the date of grant using the minimum value method with the following assumptions: risk free interest rate used in the calculation ranged from 5.10%, 5.97% to 6.68%, and 5.35% to 6.73% in 1998, 1997 and 1996,
respectively. Expected lives of options were assumed to be 7 years in 1998, and 5 years in 1997 and 1996 with no dividends assumed in any year.

     Information related to options outstanding and exercisable at September 30, 1998 is as follows:

                Options Outstanding                                Options Exercisable
----------------------------------------------------         --------------------------------
                                Weighted
                                Average     Weighted                           Weighted
   Range of                    Remaining    Average                            Average
   Exercise        Number     Contractual   Exercise           Number          Exercise
     Price       Outstanding  Life (years)   Price           Exercisable        Price
---------------  -----------  ------------  --------         -----------  -------------------
       $0.05          66,000         1.06       0.05              37,000        $0.05
       $0.25       1,556,292         5.65       0.25             463,420        $0.25


K.   Commitments:
     -----------

     The Company leases an office facility in Southboro, MA under a noncancelable operating lease which expires on July 31, 2001. In addition, the Company leases equipment under various capital leases, which are collateralized by the equipment. Principal and interest are payable monthly. Interest expense on capital leases amounted to $1,723, $3,867 and $7,399 in the years ended September 30, 1998, 1997 and 1996, respectively.

     Future minimum lease payments under noncancelable leases are as follows at September 30, 1998:

                                                         Operating  Capital
       Fiscal Year                                        Leases    Leases
       -----------                                       ---------  --------

          1999                                            $ 65,369   $1,163
          2000                                              69,544       --
          2001                                              60,853       --
          2002                                                  --       --
                                                          --------   ------
       Total minimum lease payments                       $195,766    1,163
                                                          ========
       Less: amounts representing interest                              (50)
                                                                     ------
       Present value of future minimum lease payments                $1,113
                                                                     ======

                                 NOBLENET, INC.

                         NOTES TO FINANCIAL STATEMENTS



     Rent expense amounted to $102,199, $82,500 and $26,000 in the years ended September 30, 1998, 1997 and 1996, respectively.

     The Company generates license revenue under a distributor agreement for which it pays a royalty. During the years ended September 30, 1998, 1997 and 1996, a significant portion of cost of revenue principally relates to such royalties.


L.   Savings Plan:
     ------------

     During 1996 the Company adopted a 401(k) savings plan (the "Savings Plan") for all its employees. Under the provisions of the Savings Plan, employees may voluntarily contribute a percentage of their compensation subject to statutory limitations. In addition, the Company can make a matching contribution at its discretion. The Company made no contributions to the Savings Plan in 1998 and 1997.


  M. Subsequent Event:
     ----------------

     On March 1, 1999, Rogue Wave Software Inc. acquired the Company for approximately $11,791,000. Redeemable preferred shareholders received $1.35 per share, equal to the stated liquidation preference plus accrued dividends.
Common shareholders received approximately $0.81 per share owned. The transaction was accounted for as a purchase.

(B) UNAUDITED INTERIM FINANCIAL INFORMATION OF BUSINESS ACQUIRED

                                 NOBLENET, INC.
                            UNAUDITED BALANCE SHEET
                                 (in thousands)



                         ASSETS                                    December 31, 1998
                         ------                                    ------------------
Current assets:
 Cash and cash equivalents........................................       $   491
 Accounts receivable, net.........................................           318
 Prepaid expenses and other current assets........................            26
                                                                         -------

 Total current assets.............................................           835
Equipment, net....................................................           486
Other noncurrent assets, net......................................             6
                                                                         -------

 Total assets.....................................................       $ 1,327
                                                                         =======


             LIABILITIES AND STOCKHOLDERS' DEFICIT
             -------------------------------------

Current liabilities:
 Accounts payable.................................................           110
 Accrued expenses.................................................           251
 Deferred revenue.................................................           344
 Loans payable....................................................             2
                                                                         -------

 Total current liabilities........................................           707

Commitments and contingencies
Redeemable convertible preferred stock............................         7,313

Stockholders' deficit:
 Common stock.....................................................            43
 Accumulated deficit..............................................        (6,736)
                                                                         -------

 Total stockholders' deficit......................................        (6,693)
                                                                         -------

 Total liabilities and stockholders' deficit......................       $ 1,327
                                                                         =======



       See accompanying notes to unaudited interim financial statements.

                                NOBLENET, INC.
                       UNAUDITED STATEMENT OF OPERATIONS

                     (in thousands, except per share data)

                                                    Three months ended
                                                    ------------------
                                                       December 31,
                                                       ------------
                                                 1998                  1997
                                                 ----                  ----
Revenue:
Product.............................           $   235               $  183
Services............................               236                  255
                                               -------               ------
Total revenue.......................               471                  438
                                               -------               ------

Cost of revenue:
Product.............................                26                  102
Services............................               161                   37
                                               -------               ------
Total cost of revenue...............               187                  139
                                               -------               ------
Gross profit........................               284                  299
                                               -------               ------

Operating expenses:
Research and development............               605                  464
Selling and marketing...............               725                  280
General and administrative..........               172                  162
                                               -------               ------
Total operating expenses............             1,502                  906
                                               -------               ------
Loss from operations................            (1,218)                (607)

Interest income (expense), net......                16                  (41)
                                               -------               ------

Loss from  operations before
  income taxes......................            (1,202)                (648)
Provision for income taxes..........                --                   --
                                               -------               ------
Net loss............................           $(1,202)              $ (648)
                                               =======               ======
Accretion of preferred
  stock to redemption value.........              (169)                  --
                                               -------               ------
Net loss applicable to common
  shareholders......................           $(1,371)              $ (648)
                                               =======               ======

Basic loss per share................            $(0.32)              $(0.15)
                                               =======               ======

Diluted loss per share..............            $(0.32)              $(0.15)
                                               =======               ======
Shares used in basic per
  share calculation.................             4,268                4,185

Shares used in diluted
  per share calculation.......                   4,268                4,185



       See accompanying notes to unaudited interim financial statements.

                                 NOBLENET, INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                             Three months ended
                                                                                            --------------------
                                                                                                December 31,
                                                                                            --------------------
                                                                                               1998       1997
                                                                                            ----------  --------
Cash flows from operating activities:
 Net loss.................................................................................    $(1,202)    $(648)
 Adjustments to reconcile net loss to net cash provided by
 (used in) operating activities:
  Depreciation and amortization...........................................................         56        28
  Changes in operating assets and liabilities:
   Accounts receivable....................................................................        (46)      240
   Prepaid expenses and other assets......................................................         18       (16)
   Accounts payable and accrued expenses..................................................       (169)      (60)
   Deferred revenue.......................................................................        (46)      (37)
                                                                                              -------     -----
     Net cash used in operating activities................................................     (1,389)     (493)
                                                                                              -------     -----
Cash flows from investing activities:
 Purchase of equipment....................................................................        (50)      (14)
                                                                                              -------     -----
  Net cash used in investing activities...................................................        (50)      (14)
                                                                                              -------     -----
Cash flows from financing activities:
 Proceeds from common stock issued under stock option plan................................         --         1
 Payments on loan payable.................................................................         (2)     (125)
 Payments of capital lease obligations....................................................         (1)       (5)
                                                                                              -------     -----
  Net cash used in financing activities...................................................         (3)     (129)
                                                                                              -------     -----
   Net decrease in cash and cash equivalents..............................................     (1,442)     (636)
Cash and cash equivalents at beginning of period..........................................      1,933       784
                                                                                              -------     -----
Cash and cash equivalents at end of period................................................    $   491     $ 148
                                                                                              =======     =====

       See accompanying notes to unaudited interim financial statements.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS.

1.  Basis of Presentation

     The accompanying unaudited interim financial statements of NobleNet, Inc. have been prepared in conformity with generally accepted accounting principles. However, certain information or footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. These financial statements should be read in conjunction with the NobleNet's audited financial statements for the year ended September 30, 1998, as included herein.

(C) PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements assume a purchase business combination between Rogue Wave Software, Inc. (the Company) and NobleNet, Inc. as of the beginning of the periods presented. The unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of Rogue Wave and NobleNet and should be read in conjunction with such historical financial statements and the notes thereto. The Company's audited consolidated financial statements for the year ended September 30, 1998, are included in the Company's annual report on Form 10-K. NobleNet's audited financial statements are included in this Form 8-K/A.

     The pro forma information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if the purchase business combination had been consummated as presented in the accompanying unaudited pro forma condensed combined financial information, nor is it necessarily indicative of future operating results or financial position.

                           ROGUE WAVE SOFTWARE, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 (in thousands)

                                                                         December 31, 1998
                                                                -----------------------------------
                                                                                                      Pro forma
                                                                                                      ----------
                      ASSETS                                    Rogue Wave  NobleNet    Adjustments    Combined
                      ------                                    ----------  --------    -----------   ----------
Current assets:
 Cash and cash equivalents....................................     $14,785   $   491    $   (11,791)(a)$ 3,485
 Short-term investments.......................................      21,535        --             --     21,535
 Accounts receivable, net.....................................       7,888       318             --      8,206
 Prepaid expenses and other current assets....................       3,018        26             --      3,044
                                                                   -------   -------   ------------    -------

 Total current assets.........................................      47,226       835        (11,791)    36,270
Equipment, net................................................       4,389       486            150 (b)  5,025
Other noncurrent assets, net..................................       4,419         6         11,021 (b)  4,425
                                                                   -------   -------   ------------    -------

 Total assets.................................................      56,034     1,327           (620)    56,741
                                                                   =======   =======   ============    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.............................................         632       110             --        742
 Accrued expenses.............................................       3,629       251             --      3,880
 Deferred revenue.............................................       8,454       344             --      8,798
 Loans payable................................................          --         2             --          2
 Current portion of long-term obligations.....................          85        --             --         85
                                                                   -------   -------   ------------    -------

 Total current liabilities....................................      12,800       707             --     13,507
Long-term obligations, less current portion...................          --        --             --         --
                                                                   -------   -------   ------------    -------

 Total liabilities............................................      12,800       707             --     13,507

Commitments and contingencies
Redeemable convertible preferred stock........................          --     7,313         (7,313)(b)     --

Stockholders' equity:
 Common stock.................................................           9        43            (43)(b)      9
     Additional paid-in capital...............................      37,195        --             --     37,195
 Retained earnings............................................       5,962    (6,736)         6,736 (b)  5,962
 Other comprehensive income...................................          68        --             --         68
                                                                   -------   -------   ------------    -------

 Total stockholders' equity...................................      43,234    (6,693)         6,693     43,234
                                                                   -------   -------   ------------    -------

 Total liabilities and stockholders' equity...................     $56,034   $ 1,327       $   (620)   $56,741
                                                                   =======   =======   ============    =======


(a) - Reflects impact of the uses of funds related to Rogue Wave's cash acquisition of NobleNet.

(b) - Reflects the estimated allocation of the purchase price for the acquisition of NobleNet's identifiable assets and liabilities based upon estimates of their fair value, with the remainder allocated to goodwill.


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                           ROGUE WAVE SOFTWARE, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     (in thousands, except per share data)

                                           Year ended
                                           ----------
                                        September 30, 1998
                                        ------------------            Pro forma
                                                                      ---------
                                  Rogue Wave   NobleNet  Adjustments   Combined
                                  ----------   --------  -----------   --------
Revenue:
License revenue .................   $ 28,663   $  1,183    $     --    $ 29,846
Service and maintenance
  revenue .......................     15,776      1,031          --      16,807
                                    --------   --------    --------    --------
Total revenue ...................     44,439      2,214          --      46,653
                                    --------   --------    --------    --------
Cost of revenue:
Cost of license revenue .........      2,377        231          --       2,608
Cost of service and
  maintenance revenue ...........      4,920        291          --       5,211
                                    --------   --------    --------    --------
Total cost of revenue ...........      7,297        522          --       7,819
                                    --------   --------    --------    --------
Gross profit ....................     37,142      1,692          --      38,834
                                    --------   --------    --------    --------

Operating expenses:
  Product development ...........      9,532      2,535          --      12,067
  Sales and marketing ...........     19,313      2,309          --      21,622
  General and administrative ....      4,164        709          50 (a)   4,923
  Acquisition and relocation
    costs .......................      1,789         --       1,102 (b)   2,891
                                    --------   --------    --------    --------
  Total operating expenses ......     34,798      5,553       1,152      41,503
                                    --------   --------    --------    --------
  Income (loss) from operations .      2,344     (3,861)     (1,152)     (2,669)
Other expense, net ..............        794         44        (531)(c)     307
                                    --------   --------    --------    --------
  Income (loss) before income
    taxes .......................      3,138     (3,817)     (1,683)     (2,362)
Income tax expense ..............        961         --        (203)(d)     758
                                    --------   --------    --------    --------
Net income (loss) .............     $  2,177   $ (3,817)   $ (1,480)   $ (1,604)
                                    ========   ========    ========    ========

Basic earnings (loss) per share .   $   0.21   $  (0.90)               $  (0.16)
                                    ========   ========                ========
Diluted earnings (loss) per share   $   0.20   $  (0.90)               $  (0.15)
                                    ========   ========                ========
Shares used in basic per share
  calculation ...................     10,209      4,218                  10,209
Shares used in diluted per
  share calculation .............     10,670      4,218                  10,670


(a) - Adjusts for pro forma depreciation based on the fair value adjustment to assets acquired.
(b) - Records pro forma goodwill amortization expense.
(c) - Records pro forma reduction in interest income based on $11.8 million decrease in cash at 4.5%.
(d) - Reflects pro forma income taxes assuming an effective rate of 12%.



    See accompanying notes to unaudited pro forma condensed combined financial statements.

                           ROGUE WAVE SOFTWARE, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      (in thousands, except per share data)

                                 Three months ended
                                 ------------------
                                  December 31,  1998
                                  ------------------
                                                                      Pro forma
                                                                    -------------
                     Rogue Wave      NobleNet       Adjustments       Combined
                   --------------  -------------  ----------------  -------------
Revenue:
 License revenue.         $ 7,809       $   235                --        $ 8,044
 Service and
  maintenance
  revenue........           4,376           236                --          4,612
                          -------       -------         ---------        -------
 Total revenue...          12,185           471                --         12,656
                          -------       -------         ---------        -------
Cost of revenue:
 Cost of license
  revenue........             496            26                --            522
 Cost of service
  and
  maintenance
  revenue........           1,574           161                --          1,735
                          -------       -------         ---------        -------
 Total cost of              2,070           187                --          2,257
  revenue........         -------       -------         ---------        -------

 Gross profit....          10,115           284                --         10,399
                          -------       -------         ---------        -------

Operating
 expenses:
 Product
  development....           2,241           605                --          2,846
 Sales and
  marketing......           5,408           725                --          6,133
 General and
  administrative.           1,213           172                13  (a)     1,398
 Acquisition and
  relocation
  costs..........              --            --               276  (b)       276
                          -------       -------         ---------        -------
 Total operating            8,862         1,502               289         10,653
  expenses.......         -------       -------         ---------        -------

 Income (loss)              1,253        (1,218)             (289)          (254)
  from operations
Other income
 (expense), net..             115            16              (133) (c)        (2)
                          -------       -------         ---------        -------

 Income (loss)
  before income
  taxes..........           1,368        (1,202)             (422)          (256)
Income tax
 expense
 (benefit).......             479            --               (51) (d)       428
                          -------       -------         ---------        -------
 Net income               $   889        (1,202)            $(371)       $  (684)
  (loss).........         =======       =======         =========        =======

Basic earnings
 (loss) per share           $0.09        $(0.28)                          $(0.07)
Diluted earnings            =====        =======                          =======
 (loss) per share           $0.08        $(0.28)                          $(0.06)
Shares used in              =====        =======                          =======
 basic per share
 calculation.....          10,444         4,268                           10,444
Shares used in
 diluted per
 share
 calculation.....          10,970         4,268                           10,970



(a) - Adjusts for pro forma depreciation based on the fair value adjustment to assets acquired.
(b) - Records pro forma goodwill amortization expense.
(c) - Records pro forma reduction in interest income based on $11.8 million decrease in cash at 4.5%.
(d) - Reflects pro forma income taxes assuming an effective rate of 13%.


   See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. On March 1, 1999, Rogue Wave Software, Inc. (the Company) acquired all of the outstanding stock of NobleNet, Inc. (NobleNet) in a business combination accounted for as a purchase. The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations include the accounts of Rogue Wave and NobleNet as if the business combination had occurred on October 1, 1998.

2. The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet include the accounts of Rogue Wave and NobleNet as of December 31, 1998. The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations include the accounts of Rogue Wave and NobleNet for the year ended September 30, 1998 and the three months ended December 31, 1998.

3. There were no material transactions between Rogue Wave and NobleNet during any period presented. In addition, it is currently expected that the impact of any conforming accounting policies will not be material. Certain reclassifications have been made to the NobleNet historical financial statements to conform to the Company's financial statement presentation.

(D) EXHIBITS

   2.1* Agreement and Plan of Merger and Reorganization among Rogue Wave Software, Inc., a Delaware corporation, NN Acquisition Corp., a Delaware corporation, NobleNet, Inc., a Delaware corporation and Steve Lemmo, as agent for the stockholders of NobleNet, dated as of February 11, 1999.

   2.2* Certificate of Merger and Plan of Merger dated March 1, 1998, filed with the Secretary of State of the State of Delaware on March 1, 1999.

   23.1   Consent of PricewaterhouseCoopers LLP

_______________

* Incorporated herein by reference to the exhibit of the same number to the Registrant's Form 8-K dated March 1, 1999 and filed on March 9, 1999